Exhibit 99.2

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: January 29, 2015
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Ford Motor Company (“Ford”) hereby incorporates by reference its news release dated January 29, 2015, which is filed as Exhibit 99 hereto.

Ford will conduct two conference calls on January 29, 2015 to review preliminary fourth quarter and full year 2014 financial results. Beginning at 9:00 a.m., Ford President and Chief Executive Officer Mark Fields and Executive Vice President and Chief Financial Officer Bob Shanks will host a conference call to discuss Ford’s 2014 fourth quarter and full year results. Investors may access this presentation by dialing 866-318-8614 (or 1-617-399-5133 from outside the United States). The passcode for either telephone number is a verbal response of “Ford Earnings.”

At 11:00 a.m., Ford Vice President and Treasurer Neil Schloss, Ford Vice President and Controller Stuart Rowley, and Ford Motor Credit Company Chief Financial Officer Mike Seneski will host a conference call focusing on Ford Motor Credit Company’s 2014 fourth quarter results. Investors may access this presentation by dialing 877-415-3177 (or 1-857-244-7320 from outside the United States). The passcode for either telephone number is a verbal response of “Ford Fixed Income.”

Representatives of the investment community will have the opportunity to ask questions on both conference calls, as will representatives of the news media on the first call.

The presentations (listen-only) and supporting materials will be available at www.shareholder.ford.com.

Investors also may access replays of the presentations beginning after 12:00 p.m. the day of the event through Friday, February 27, 2015 by dialing 888-286-8010 (or 1-617-801-6888 from outside the United States). The passcode for replays of the earnings call is 20890789; the passcode for replays of the fixed income call is 46648748. All times referenced above are in Eastern Time.

Please note that Exhibit 99 to this Form 8-K discusses various financial measures “excluding special items” and/or with other adjustments. The most directly comparable financial measures calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) are these same measures including special items and/or without adjustments. We believe that showing these measures on a basis that excludes special items and/or includes other adjustments is useful to investors, because it allows investors to evaluate our results excluding or adjusting for items related to our efforts to match production capacity and cost structure to market demand and changing model mix, as well as items that we do not necessarily consider to be indicative of earnings from ongoing operating activities.

In addition, Exhibit 99 discusses our key cash metrics, Automotive operating-related cash flow (which we believe best represents the ability of our Automotive operations to generate cash), Automotive gross cash (including cash and cash equivalents and net marketable securities), and net interest. We believe that Automotive operating-related cash flow is useful to investors because it includes elements that we consider to be related to our operating activities (e.g., capital spending), and excludes cash flow elements that we do not consider to be related to the ability of our operations to generate cash. The most comparable GAAP measure is Cash flows from operating activities of continuing operations on our statement of cash flows. The most comparable GAAP measure for Automotive gross cash is the sum of the individual line items on our balance sheet for each of the elements within that measure (Cash and cash equivalents and Marketable securities). Net interest primarily measures profit variances driven by changes in our Automotive sector’s centrally managed net interest (primarily interest expense, interest income, and other adjustments).  The most comparable GAAP measure for net interest is the sum of Interest expense, interest income, and gains/losses on the majority of our investments which are reported in Automotive interest income and other income/(loss), net on our income statement.

Item 9.01. Financial Statements and Exhibits.

EXHIBITS*

Designation	Description	Method of Filing

Exhibit 99	News release dated January 29, 2015	Filed with this Report

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: January 29, 2015	By:	/s/ Louis J. Ghilardi
Louis J. Ghilardi
Assistant Secretary

*
Any reference in the attached exhibit(s) to our corporate website(s) and/or other social media sites or platforms, and the contents thereof, is provided for convenience only; such websites or platforms and the contents thereof are not incorporated by reference into this Report nor deemed filed with the Securities and Exchange Commission.

EXHIBIT INDEX

Designation	Description

Exhibit 99	News release dated January 29, 2015

|	NEWS
		www.facebook.com/ford	www.twitter.com/ford
Ford Achieves 2014 Pre-Tax Profit of $6.3 Billion, Net Income of $3.2 Billion; 2015 Outlook for Pre-Tax Profit at $8.5 Billion to $9.5 Billion*

•
Full year 2014 pre-tax profit of $6.3 billion, a decline of $2.3 billion compared with a year ago; full year after-tax earnings, excluding special items, were $1.16 per share, 47 cents lower compared with a year ago

•	Full year net income of $3.2 billion, or 80 cents per share

•	Automotive pre-tax profit of $4.5 billion; North America profitable and Asia Pacific posted a record profit; Europe and Middle East & Africa both improved; South America reported a loss

•	Wholesale volume about equal to a year ago and company revenue down 2 percent; achieved record market share in Asia Pacific, driven by record share in China

•	Best results at Ford Credit since 2011

•	Record-setting year of 24 vehicles launched globally, including the all-new F-150, Mustang, Escort, Ka, Transit and Lincoln MKC

•
Fourth quarter pre-tax profit of $1.1 billion, a decrease of $197 million compared with a year ago; after-tax earnings per share of 26 cents, excluding special items; 22nd consecutive profitable quarter

•
Fourth quarter net income of $52 million — or 1 cent per share, a decrease of $3 billion compared with a year ago — includes a non-repeat of a favorable $2.1 billion special tax item from a year ago; pre-tax special item charges of $1.2 billion reflecting primarily a one-time accounting change for Ford’s Venezuela operations, as well as separation-related actions in Europe and Asia Pacific to support the company’s transformation plans, and the settlement of the company’s 2016 Convertible Notes

•
Fourth quarter wholesale volume and company revenue declined year-over-year by 2 percent and 5 percent, respectively; positive Automotive operating-related cash flow of $500 million; Automotive gross cash of $21.7 billion at end of fourth quarter exceeded debt by $7.9 billion

•	Global pension plans status is unchanged despite significantly lower discount rates, reflecting the success of the de-risking strategy

•
2015 outlook for company pre-tax profit is unchanged and expected to range from $8.5 billion to $9.5 billion; higher automotive revenue and operating margin compared with 2014; improved outlook for automotive operating-related cash flow from positive to higher than 2014

Financial Results Summary*	Fourth Quarter			Full Year
	2013	2014	B/(W) 2013	2013	2014	B/(W) 2013
Wholesales (000)	1,610	1,580	(30)	6,330	6,323	(7)
Revenue (Bils.)	$37.6	$35.9	$(1.7)	146.9	$144.1	$(2.8)
Operating Results**
Pre-tax results (Mils.)	$1,318	$1,121	$(197)	8,608	$6,282	$(2,326)
After-tax results (Mils.)	1,297	1,048	(249)	6,593	4,633	(1,960)
Earnings per share**	0.32	0.26	(0.06)	1.63	1.16	(0.47)
Special items pre-tax (Mils.)	$(311)	$(1,177)	$(866)	$(1,568)	$(1,940)	$(372)
Net income attributable to Ford
After-tax results (Mils.)	$3,066	$52	$(3,014)	7,182	$3,187	$(3,995)
Earnings per share	$0.75	0.01	(0.74)	1.77	0.80	(0.97)
Automotive
Operating-related cash flow (Bils.)	$0.5	$0.5	$—	$6.1	$3.6	$(2.5)

Gross cash (Bils.)	$24.8	$21.7	$(3.1)	$24.8	$21.7	$(3.1)
Debt (Bils.)	(15.7)	(13.8)	1.9	(15.7)	(13.8)	1.9
Net cash (Bils.)	$9.1	$7.9	$(1.2)	$9.1	$7.9	$(1.2)
* See end note on page 9.
** See end note on page 9.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

DEARBORN, Mich., January 29, 2015 — Ford Motor Company [NYSE: F] today reported a 2014 full-year pre-tax profit of $6.3 billion, the company’s fifth consecutive year of both profitability and positive Automotive operating-related cash flow. Company results, which were consistent with September guidance, were driven by profitability in North America, record results in Asia Pacific, and the highest Ford Credit profit since 2011.

Full year after-tax earnings, excluding special items, were $1.16 per share, 47 cents lower. Net income of $3.2 billion, or 80 cents per share, was $4 billion lower than a year ago, including the non-repeat of a favorable fourth quarter $2.1 billion tax special item from a year ago. Wholesale volume was about equal with 2013, while company revenue declined 2 percent. Ford achieved record market share in Asia Pacific, driven by record share in China.

The company’s fourth quarter pre-tax profit was $1.1 billion, excluding special items, $197 million lower than a year ago with after-tax earnings per share at 26 cents, 6 cents lower than a year ago. This was the company’s 22nd consecutive quarter of profitability. Pre-tax special item charges of $1.2 billion primarily reflects a one-time accounting change for Ford’s Venezuela operations, as well as, separation-related actions in Europe and Asia Pacific to support the company’s transformation plans, and charges associated with the settlement of the 2016 Convertible Notes. Net income was $52 million, or one cent per share, $3 billion lower than a year ago.

Ford generated positive Automotive operating-related cash flow of $500 million in the fourth quarter. Automotive gross cash was $21.7 billion, which exceeded debt by $7.9 billion, and liquidity remained strong.

“2014 was a solid yet challenging year for Ford — with our investments and a record number of new products launched around the world positioning us for strong growth this year and beyond,” said Mark Fields, Ford president and CEO. “The entire Ford team remains focused on our three priorities of accelerating our One Ford plan, delivering product excellence and driving innovation in every part of the business.”

As a result of Ford’s 2014 financial performance, the company will make profit-sharing payments to approximately 50,000 eligible U.S. hourly employees on March 12, 2015. As part of the UAW-Ford collective bargaining agreement, Ford North America pre-tax profits of $6.9 billion will generate profit-sharing payments of approximately $6,900 per eligible employee on a full year basis. Individual profit-sharing payments may be higher or lower based on employee compensated hours.

The company’s worldwide pension plans were underfunded by $9 billion at the end of 2014, unchanged from the end of 2013 despite significantly lower discount rates, the impact of which was offset by asset returns, contributions and favorable exchange. The results are clear evidence that Ford’s de-risking strategy is working. Of the $9 billion underfunded status, about $6.5 billion, or about 70 percent, is associated with unfunded plans. The company made $1.5 billion in cash contributions to its worldwide funded plans, down $3.5 billion reflecting its improved funded status. In 2015, cash contributions to Ford’s funded plans are expected to be about $1.1 billion globally, most of which are mandatory.

AUTOMOTIVE SECTOR

	Fourth Quarter				Full Year
	2013	2014	B/(W) 2013		2013	2014	B/(W) 2013
Wholesales (000)	1,610	1,580	(30)		6,330	6,323	(7)
Revenue (Bils.)	$35.6	$33.8	$(1.8)		$139.4	$135.8	$(3.6)
Operating Margin (Pct.)	3.2%	2.8%	(0.4)	pts.	5.4%	3.9%	(1.5)	pts.
Pre-tax results (Mils.)	$963	$713	$(250)		$6,936	$4,488	$(2,448)

Total Automotive fourth quarter wholesale volume and revenue decreased by 2 percent and 5 percent, respectively, from a year ago. The lower volume is more than explained by North America, while the revenue decline reflects all business units; about half of the revenue decline is attributable to unfavorable exchange. Operating margin and pre-tax profit were both lower than a year ago as a result of North America.

Full year volume was about equal to a year ago, while Automotive revenue was down 3 percent, more than explained by lower volume from consolidated operations and unfavorable exchange. Operating margin and Automotive pre-tax profit also were down driven by the Americas; all other business units improved.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

“Our 2014 results were driven by solid profitability in North America, strong results from Ford Credit, and record performance in Asia Pacific,” said Bob Shanks, executive vice president and chief financial officer. “We expect strong growth and improved financial performance in 2015 driven by our investments in new products and capacity.”

North America

	Fourth Quarter				Full Year
	2013	2014	B/(W) 2013		2013	2014	B/(W) 2013
Wholesales (000)	744	700	(44)		3,006	2,842	(164)
Revenue (Bils.)	$22.0	$20.9	$(1.1)		$86.5	$82.4	$(4.1)
Operating Margin (Pct.)	8.2%	7.4%	(0.8)	pts.	10.2%	8.4%	(1.8)	pts.
Pre-tax results (Mils.)	$1,800	$1,548	$(252)		$8,809	$6,898	$(1,911)

North America continues to benefit from robust industry sales, Ford’s strong product lineup, continued discipline in matching production with demand and a lean cost structure.

In the fourth quarter, North America’s pre-tax profit was $1.5 billion, down $252 million compared with a year ago, and was more than explained by the impact of new products launched in the quarter.

Wholesale volume and revenue declined 5 percent to 6 percent. The volume decrease reflects lower market share and lower dealer stock increases than a year ago. The decrease was partially offset by higher industry sales, including a U.S. seasonally adjusted annual sales rate of 17.2 million units, 1.2 million units higher than a year ago. North America’s revenue decline is explained by the lower volume.

Fourth quarter U.S. market share was 14.3 percent, down 1.1 percentage points from a year ago — largely retail related. This primarily reflects lower F-150 share as Ford balanced share with transaction prices and stocks as the company launched the all-new vehicle. Shares were also lower for several other products at the end of their product cycles as the company transitioned to the new products launched in the fourth quarter and early 2015. North America’s operating margin was 7.4 percent, down 0.8 percentage points from last year.

For the full year, all metrics declined from a year ago. The change in financial metrics is more than explained by lower volume and higher warranty costs, including recalls. Operating margin was 8.4 percent, slightly better than the company’s September guidance.

South America

	Fourth Quarter				Full Year
	2013	2014	B/(W) 2013		2013	2014	B/(W) 2013
Wholesales (000)	135	132	(3)		538	463	(75)
Revenue (Bils.)	$2.7	$2.5	$(0.2)		$10.8	$8.8	$(2.0)
Operating Margin (Pct.)	(4.7)%	(7.6)%	(2.9)	pts.	(0.3)%	(13.2)%	(12.9)	pts.
Pre-tax results (Mils.)	$(126)	$(187)	$(61)		$(33)	$(1,162)	$(1,129)

South America continues to expand its product lineup and has replaced legacy products with global One Ford offerings. Ford is working to manage the effects of slowing GDP growth, lower industry volumes in South America’s larger markets, weaker currencies, high inflation, and policy uncertainty in some countries.

South America reported a pre-tax loss of $187 million in the fourth quarter, a decline of $61 million from the prior year, higher warranty costs, including a field service action, more than explain the deterioration.

In the fourth quarter, wholesale volume and revenue decreased by 2 percent and 9 percent, respectively. The lower volume is more than explained by an 800,000-unit decline from last year’s SAAR of 6.1 million units. This primarily reflects the impact of import restrictions in Argentina and the weaker economy in Brazil. The decline in revenue is more than explained by weaker currencies and unfavorable volume and mix, offset partially by higher net pricing.

South America’s fourth quarter market share, at 9.4 percent, was up 0.9 percentage points from a year ago primarily due to the successful introduction of the new Ka as well as Focus. Operating margin was negative 7.6 percent, down 2.9 percentage points.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

For the full year, all metrics declined from a year ago driven by unfavorable changes in external factors. The full year loss includes $426 million of adverse balance sheet exchange effects, primarily related to the devaluation of the Venezuela bolivar in the first quarter.

Europe

	Fourth Quarter				Full Year
	2013	2014	B/(W) 2013		2013	2014	B/(W) 2013
Wholesales (000)	307	323	16		1,317	1,387	70
Revenue (Bils.)	$7.0	$6.8	$(0.2)		$27.3	$29.5	$2.2
Operating Margin (Pct.)	(7.6)%	(6.5)%	1.1	pts.	(5.3)%	(3.6)%	1.7	pts.
Pre-tax results (Mils.)	$(529)	$(443)	$86		$(1,442)	$(1,062)	$380

Ford continues to implement its European Transformation Plan focused on product, brand and cost.

Europe reported a fourth quarter pre-tax loss of $443 million, an $86 million improvement from a year ago. The improvement is more than explained by favorable market factors, offset partially by Russia.

In the fourth quarter, wholesale volume improved 5 percent from a year ago, while revenue declined 2 percent. The higher volume is more than explained by a 500,000-unit increase in the Europe 20 SAAR, to 15.1 million units, and a lower dealer stock reduction compared with a year ago. The decline in revenue is more than explained by unfavorable exchange.

The focus on product and brand saw continued progress in the quarter, with the launch of the new Focus and the all-new Mondeo. Ford’s Europe 20 market share, at 7.6 percent, was up 0.2 percentage points from a year ago. This was driven by a 2.8 percentage point improvement in the company’s commercial vehicle share, to 11.7 percent, reflecting the success of the company’s full line of new Transit vehicles and the continued strong performance of the Ranger compact pickup. Europe’s operating margin was negative 6.5 percent, an improvement of 1.1 percentage points from a year ago.

For the full year, all metrics improved from a year ago.

Middle East & Africa

	Fourth Quarter				Full Year
	2013	2014	B/(W) 2013		2013	2014	B/(W) 2013
Wholesales (000)	49	44	(5)		199	192	(7)
Revenue (Bils.)	$1.0	$1.0	$—		$4.5	$4.4	$(0.1)
Operating Margin (Pct.)	(10.2)%	(8.2)%	2.0	pts.	(1.5)%	(0.5)%	1.0	pts.
Pre-tax results (Mils.)	$(104)	$(82)	$22		$(69)	$(20)	$49

Middle East & Africa, where Ford is focused on building on its distribution capability, expanding its One Ford product offering tailored to the needs of markets in the region, and leveraging global low-cost sourcing hubs for vehicles in this fast-growing region.

The business unit reported a loss of $82 million for the fourth quarter, $22 million improvement than a year ago. Operating margin was negative 8.2 percent, a 2 percentage point improvement from last year. The improvement is more than explained by higher net pricing and favorable mix.

In the fourth quarter, wholesale volume and revenue declined from a year ago by 10 percent and 2 percent, respectively. The lower volume primarily reflects an unfavorable change in dealer stocks to align with near-term market demand.

Full year wholesale volume and revenue declined compared with a year ago and operating margin and profit improved.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

Asia Pacific

	Fourth Quarter				Full Year
	2013	2014	B/(W) 2013		2013	2014	B/(W) 2013
Wholesales (000)	375	381	6		1,270	1,439	169
Revenue (Bils.)	$2.9	$2.6	$(0.3)		$10.3	$10.7	$0.4
Operating Margin (Pct.)	3.8%	3.6%	(0.2)	pts.	3.2%	5.5%	2.3	pts.
Pre-tax results (Mils.)	$109	$95	$(14)		$327	$589	$262

Ford continues to invest for growth in Asia Pacific through both new and expanded plants, new products and the introduction of Lincoln in China.

Asia Pacific reported a fourth quarter pre-tax profit of $95 million, a decrease of $14 million from a year ago. The decline is more than explained by higher warranty cost related to a field service action.

In the fourth quarter, wholesale volume was up 2 percent from a year ago, and net revenue, which excludes the company’s China joint ventures, declined 9 percent. Wholesale volume in China increased 5 percent from a year ago. The higher volume in Asia Pacific is more than explained by higher industry volume. Ford estimates the fourth quarter SAAR for the region at 40.7 million units, up 600,000 units from a year ago. Lower market share was a partial offset. The lower revenue reflects lower volume from consolidated operations and unfavorable exchange.

Fourth quarter market share, at 3.5 percent, was down 0.1 percentage points from a year ago. Our market share in China also deteriorated 0.1 percent, to 4.3 percent, due to a wholesale industry that was well above trend.

Fourth quarter operating margin for Asia Pacific was 3.6 percent, 0.2 percentage points lower than a year ago.

All full year metrics improved from a year ago and all were records. In 2014, Ford’s China joint ventures contributed $1.3 billion in pre-tax profit, reflecting Ford’s equity share of earnings after tax. The balance of results for the region primarily reflect Australia where Ford is implementing its transformation plan; India, where Ford is investing for future growth, including the launch of two new plants later this year; and industry and economic factors in ASEAN.

Other Automotive

The full year 2014 loss of $755 million in Other Automotive primarily reflects net interest expense.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

PRODUCTION VOLUMES*

	2014 Actual				2015 Forecast
	Fourth Quarter		Full Year		First Quarter
	Units	O/(U) 2013	Units	O/(U) 2013	Units	O/(U) 2014
	(000)	(000)	(000)	(000)	(000)	(000)
North America	698	(58)	2,969	(142)	715	(59)
South America	105	1	399	(75)	105	11
Europe	328	(5)	1,438	(5)	440	58
Middle East & Africa	19	2	76	14	22	5
Asia Pacific	376	14	1,439	175	385	39
Total	1,526	(46)	6,321	(33)	1,667	54

* Includes Ford brand and JMC brand vehicles produced by unconsolidated affiliates.

FINANCIAL SERVICES SECTOR

	Fourth Quarter			Full Year
	2013	2014	B/(W) 2013	2013	2014	B/(W) 2013
Revenue (Bils.)	$2.0	$2.1	$0.1	$7.5	$8.3	$0.8
Ford Credit pre-tax results (Mils.)	$368	$423	$55	$1,756	$1,854	$98
Other Financial Services pre-tax results (Mils.)	(13)	(15)	(2)	(84)	(60)	24
Financial Services pre-tax results (Mils.)	$355	$408	$53	$1,672	$1,794	$122

Ford Motor Credit Company

A strategic asset and an integral part of Ford’s global growth and value creation strategy, Ford Credit continued to deliver strong results in the fourth quarter.

Ford Credit’s fourth quarter pre-tax profit of $423 million was $55 million higher than a year ago. The improved pre-tax profit is more than explained by higher volume and favorable market valuation adjustments to derivatives.

Ford Credit’s full-year pre-tax profit was $1.9 billion, $98 million higher than a year ago. The improvement is more than explained by increases globally in consumer and non-consumer finance receivables, as well as operating leases in North America.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

2014 PLANNING ASSUMPTIONS AND KEY METRICS

Ford’s planning assumptions and key metrics for 2014 included the following:

		2013 Full Year	2014 Full Year
		Results	Plan	Results
	Planning Assumptions (Mils.)
	Industry Volume * -- U.S.	15.9	16.0 - 17.0	16.8
	-- Europe 20	13.8	13.5 - 14.5	14.6
	-- China	22.2	22.5 - 24.5	24.0

	Key Metrics
	Automotive (Compared with 2013):
	- Revenue (Bils.)	$139.4	About Equal	$135.8

	- Operating Margin **	5.4%	Lower	3.9%

	- Operating-Related Cash Flow (Bils.) ***	$6.1	Substantially Lower	$3.6

	Ford Credit (Compared with 2013):
	- Pre-Tax Profit (Bils.)	$1.8	About Equal	$1.9

	Total Company:
	- Pre-Tax Profit (Bils.) ***	$8.6	$7 - $8	$6.3	****

*	Based, in part, on estimated vehicle registrations; includes medium and heavy trucks
**	Automotive operating margin is defined as Automotive pre-tax results, excluding special items and Other Automotive, divided by Automotive revenue
***	Excludes special items; see "Income from Continuing Operations" and “Operating-Related Cash Flows Reconciliation to GAAP” tables on pages 12 and 14
****	Consistent with updated guidance of about $6 billion, provided September 2014.

2015 OUTLOOK

Ford remains focused on delivering the key aspects of the One Ford plan, which are unchanged:

•	Aggressively restructuring to operate profitably at the current demand and changing model mix

•	Accelerating the development of new products that customers want and value

•	Financing the plan and improving the balance sheet

•	Working together effectively as one team, leveraging Ford’s global assets

In 2015, Ford expects to realize the benefits of its global product investment and growth strategies, and will continue its strong product push with 15 global vehicle launches. The company expects its pre-tax profit, excluding special items, to be in the $8.5 billion to $9.5 billion range.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

Ford’s key metrics and planning assumptions for 2015 included the following:

2015 KEY METRICS -- BUSINESS UNITS
		2014 Full Year	2015 Full Year
		Results	Outlook
	Automotive (Mils.)
	North America	$6,898	Higher*
	- Operating Margin	8.4%	8% - 9%
	South America	$(1,162)	Substantially Improved*
	Europe	(1,062)	Improved*
	Middle East & Africa	(20)	Loss
	Asia Pacific	589	Higher*
	Net Interest Expense	(583)	Equal To or Higher*
	Ford Credit (Mils.)	$1,854	Equal To or Higher*
*	Compared with 2014

2015 PLANNING ASSUMPTIONS AND KEY METRICS		2014 Full Year	2015 Full Year
		Results	Plan
	Planning Assumptions (Mils.)
	Industry Volume * -- U.S.	16.8	17.0 - 17.5
	-- Europe 20	14.6	14.8 - 15.3
	-- China	24.0	24.5 - 26.5

	Key Metrics
	Automotive (compared with 2014):
	- Revenue (Bils.)	$135.8	Higher

	- Operating Margin **	3.9%	Higher

	- Operating-Related Cash Flow (Bils.) ***	$3.6	Higher

	Ford Credit (compared with 2014):
	- Pre-Tax Profit (Bils.)	$1.9	Equal To or Higher

	Total Company:
	- Pre-Tax Profit (Bils.) ***	$6.3	$8.5 - $9.5
*	Based, in part, on estimated vehicle registrations; includes medium and heavy trucks
**	Automotive operating margin is defined as Automotive pre-tax results, excluding special items and Other Automotive, divided by Automotive revenue
***	Excludes special items; see "Income from Continuing Operations" and “Operating-Related Cash Flows Reconciliation to GAAP” tables on pages 12 and 14.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

# # #

*
The financial results discussed herein are presented on a preliminary basis; final data will be included in Ford’s Annual Report on Form 10-K for the period ended December 31, 2014. The following information applies to the information throughout this release:

•	Pre-tax results exclude special items unless otherwise noted.

•	All references to records by Automotive business units are since at least 2000 when Ford began reporting specific business unit results.

•
See tables at the end of this release for the nature and amount of special items, and reconciliation of items designated as “excluding special items” to U.S. generally accepted accounting principles (“GAAP”). Also see the tables for reconciliation to GAAP of Automotive gross cash, operating-related cash flow and net interest.

•
Discussion of overall Automotive cost changes is measured primarily at present-year exchange and excludes special items and discontinued operations; in addition, costs that vary directly with production volume, such as material, freight and warranty costs, are measured at present-year volume and mix.

•
Wholesale unit sales and production volumes include the sale or production of Ford brand and JMC brand vehicles by unconsolidated affiliates but the revenues from such sales are not included in Ford’s consolidated revenue. JMC refers to our Chinese joint venture, Jiangling Motors Corporation. See materials supporting the January 29, 2015 conference calls at www.shareholder.ford.com for further discussion of wholesale unit volumes.

**	Excludes special items and “Income/(Loss) attributable to non-controlling interests.” See tables at the end of this release for the nature and amount of these special items and reconciliation to GAAP.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

Risk Factors

Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts, and assumptions by Ford management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Decline in industry sales volume, particularly in the United States or Europe, due to financial crisis, recession, geopolitical events, or other factors;

•	Decline in Ford’s market share or failure to achieve growth;

•	Lower-than-anticipated market acceptance of Ford’s new or existing products;

•	Market shift away from sales of larger, more profitable vehicles beyond Ford’s current planning assumption, particularly in the United States;

•	An increase in or continued volatility of fuel prices, or reduced availability of fuel;

•	Continued or increased price competition resulting from industry excess capacity, currency fluctuations, or other factors;

•	Fluctuations in foreign currency exchange rates, commodity prices, and interest rates;

•	Adverse effects resulting from economic, geopolitical, or other events;

•
Economic distress of suppliers that may require Ford to provide substantial financial support or take other measures to ensure supplies of components or materials and could increase costs, affect liquidity, or cause production constraints or disruptions;

•
Work stoppages at Ford or supplier facilities or other limitations on production (whether as a result of labor disputes, natural or man-made disasters, tight credit markets or other financial distress, production constraints or difficulties, or other factors);

•	Single-source supply of components or materials;

•	Labor or other constraints on Ford’s ability to maintain competitive cost structure;

•	Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;

•	Worse-than-assumed economic and demographic experience for postretirement benefit plans (e.g., discount rates or investment returns);

•	Restriction on use of tax attributes from tax law “ownership change;”

•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, or increased warranty costs;

•	Increased safety, emissions, fuel economy, or other regulations resulting in higher costs, cash expenditures, and/or sales restrictions;

•	Unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in products, perceived environmental impacts, or otherwise;

•
A change in requirements under long-term supply arrangements committing Ford to purchase minimum or fixed quantities of certain parts, or to pay a minimum amount to the seller (“take-or-pay” contracts);

•	Adverse effects on results from a decrease in or cessation or clawback of government incentives related to investments;

•	Inherent limitations of internal controls impacting financial statements and safeguarding of assets;

•	Cybersecurity risks to operational systems, security systems, or infrastructure owned by Ford, Ford Credit, or a third-party vendor or supplier;

•	Failure of financial institutions to fulfill commitments under committed credit and liquidity facilities;

•
Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts, due to credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors;

•	Higher-than-expected credit losses, lower-than-anticipated residual values, or higher-than-expected return volumes for leased vehicles;

•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles; and

•	New or increased credit, consumer, or data protection or other regulations resulting in higher costs and/or additional financing restrictions.

Ford cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized. It is to be expected that there may be differences between projected and actual results. Ford’s forward-looking statements speak only as of the date of their initial issuance, and Ford does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events, or otherwise. For additional discussion, see “Item 1A. Risk Factors” in Ford’s Annual Report on Form 10-K for the year ended December 31, 2013, as updated by Ford’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

CONFERENCE CALL DETAILS

Ford Motor Company [NYSE:F] releases its preliminary 2014 fourth quarter financial results at 7:00 a.m. EST today. The following briefings will be held after the announcement:

•
At 9:00 a.m. (EST), Mark Fields, president and chief executive officer, and Bob Shanks, executive vice president and chief financial officer, will host a conference call to discuss Ford’s 2014 fourth quarter results.

•
At 11:00 a.m. (EST), Neil Schloss, vice president and treasurer; Stuart Rowley, vice president and controller, and Michael Seneski, chief financial officer, Ford Motor Credit Company, will host a conference call focusing on Ford Motor Credit Company’s 2014 fourth quarter results.

The presentations (listen-only) and supporting materials will be available at www.shareholder.ford.com. Representatives of the investment community will have the opportunity to ask questions on both conference calls, as will representatives of the news media on the first call.

Access Information - Thursday, January 29, 2015
Earnings Call: 9 a.m. EST
Toll-Free: 1.866.318.8614
International: 1.617.399.5133
Earnings Passcode: Ford Earnings
Fixed Income: 11 a.m. EST
Toll-Free: 1.877.415.3177
International: 1.857.244.7320
Fixed Income Passcode: Ford Fixed Income
REPLAYS
(Available after 12:00 p.m. EST the day of the event through Friday, February 27, 2015)
www.shareholder.ford.com
Toll Free: 1.888.286.8010
International: 1.617.801.6888
Replay Passcodes:
Earnings: 20890789
Fixed Income: 46648748

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 187,000 employees and 62 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit www.corporate.ford.com.
# # #

Contact(s):	Media:	Equity Investment Community:	Fixed Income Investment Community:	Shareholder Inquiries:
	Whitney Eichinger	Erik Eliason	Stephen Dahle	1.800.555.5259 or
	1.313.390.5565	1.313.594.0613	1.313.621.0881	1.313.845.8540
	weiching@ford.com	fordir@ford.com	fixedinc@ford.com	stockinf@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

TOTAL COMPANY
CALCULATION OF EARNINGS PER SHARE		Fourth Quarter 2014		Full Year 2014
		Net Income Attributable to Ford	After-Tax Operating Results Excl. Special Items*	Net Income Attributable to Ford	After-Tax Operating Results Excl. Special Items*
	After-Tax Results (Mils.)
	After-tax results*	$52	$1,048	$3,187	$4,633
	Effect of dilutive 2016 Convertible Notes**	—	6	42	42
	Diluted after-tax results	$52	$1,054	$3,229	$4,675

	Basic and Diluted Shares (Mils.)
	Basic shares (Average shares outstanding)	3,901	3,901	3,912	3,912
	Net dilutive options	41	41	46	46
	Dilutive 2016 Convertible Notes	—	47	87	87
	Diluted shares	3,942	3,989	4,045	4,045

	EPS (Diluted)	$0.01	$0.26	$0.80	$1.16

*	Excludes Income/(Loss) attributable to non-controlling interests; special items detailed on page 13
**
As applicable, includes interest expense, amortization of discount, amortization of fees, and other changes in income or loss that result from the application of the if-converted method for convertible securities

TOTAL COMPANY
INCOME FROM CONTINUING OPERATIONS	Fourth Quarter		Full Year
	2013	2014	2013	2014
	(Mils.)	(Mils.)	(Mils.)	(Mils.)
Automotive
North America	$1,800	$1,548	$8,809	$6,898
South America	(126)	(187)	(33)	(1,162)
Europe	(529)	(443)	(1,442)	(1,062)
Middle East & Africa	(104)	(82)	(69)	(20)
Asia Pacific	109	95	327	589
Other Automotive	(187)	(218)	(656)	(755)
Total Automotive (excl. special items)	$963	$713	$6,936	$4,488
Special items -- Automotive	(311)	(1,177)	(1,568)	(1,940)
Total Automotive	$652	$(464)	$5,368	$2,548

Financial Services
Ford Credit	$368	$423	$1,756	$1,854
Other Financial Services	(13)	(15)	(84)	(60)
Total Financial Services	$355	$408	$1,672	$1,794

Total Company
Pre-tax results	$1,007	$(56)	$7,040	$4,342
(Provision for)/Benefit from income taxes	2,049	105	135	(1,156)
Net income	$3,056	$49	$7,175	$3,186
Less: Income/(Loss) attributable to non-controlling interests	(10)	(3)	(7)	(1)
Net income attributable to Ford	$3,066	$52	$7,182	$3,187

Memo: Excluding special items
Pre-tax results	$1,318	$1,121	$8,608	$6,282
(Provision for)/Benefit from income taxes	(31)	(76)	(2,022)	(1,650)
Less: Income/(Loss) attributable to non-controlling interests	(10)	(3)	(7)	(1)
After-tax results	$1,297	$1,048	$6,593	$4,633

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

TOTAL COMPANY
SPECIAL ITEMS		Fourth Quarter		Full Year
		2013	2014	2013	2014
		(Mils.)	(Mils.)	(Mils.)	(Mils.)
	Personnel-Related Items
	Separation-related actions*	$(156)	$(251)	$(856)	$(685)

	Other Items
	Venezuela accounting change	—	(800)	—	(800)
	Ford Sollers equity impairment	—	—	—	(329)
	2016 Convertible Notes settlement	—	(126)	—	(126)
	U.S. pension lump-sum program	(155)	—	(594)	—
	FCTA - subsidiary liquidation	—	—	(103)	—
	Ford Romania consolidation loss	—	—	(15)	—
	Total other items	(155)	(926)	(712)	(1,255)

	Total special items	$(311)	$(1,177)	$(1,568)	$(1,940)

	Tax special items	$2,080	$181	$2,157	$494

	Memo:
	Special Items impact on earnings per share**	$0.43	$(0.25)	$0.14	$(0.36)

*	Primarily related to separation costs for personnel at the Genk and U.K. facilities
**	Includes related tax effect on special items and tax special items

NET INTEREST RECONCILIATION TO GAAP		Fourth Quarter		Full Year
		2013	2014	2013	2014
		(Mils.)	(Mils.)	(Mils.)	(Mils.)

	Interest expense (GAAP)	$(212)	$(178)	$(829)	$(797)
	Investment-related interest income (GAAP)	38	48	163	193
	Interest income/(expense) on income taxes (GAAP)	—	75	—	108
	Subtotal	$(174)	$(55)	$(666)	$(496)

	Adjusted for items included / excluded from net interest:
	Include: Gains/(Losses) on cash equivalents & marketable securities*	—	(9)	(7)	9
	Include: Gains/(Losses) on extinguishment of debt	—	—	(18)	(5)
	Other	(30)	(19)	(110)	(91)
	Net Interest	$(204)	$(83)	$(801)	$(583)

*	Excludes mark-to-market adjustments of our investment in Mazda

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

AUTOMOTIVE SECTOR
GROSS CASH RECONCILIATION TO GAAP
	2013	2014
	Dec. 31	Sep. 30	Dec. 31
	(Bils.)	(Bils.)	(Bils.)

Cash and cash equivalents	$5.0	$6.0	$4.6
Marketable securities	20.1	16.9	17.1
Total cash and marketable securities (GAAP)	$25.1	$22.9	$21.7

Securities in transit*	(0.3)	(0.1)	—
Gross cash	$24.8	$22.8	$21.7

*	The purchase or sale of marketable securities for which the cash settlement was not made by period end and the related payable or receivable remained on the balance sheet

AUTOMOTIVE SECTOR
OPERATING-RELATED CASH FLOWS RECONCILIATION TO GAAP
	Fourth Quarter		Full Year
	2013	2014	2013	2014
	(Bils.)	(Bils.)	(Bils.)	(Bils.)

Net cash provided by/(used in) operating activities (GAAP)	$1.3	$2.1	$7.7	$8.8

Items included in operating-related cash flows
Capital spending	(2.0)	(2.2)	(6.6)	(7.4)
Proceeds from the exercise of stock options	—	—	0.3	0.2
Net cash flows from non-designated derivatives	—	0.1	(0.3)	0.2

Items not included in operating-related cash flows
Separation payments	0.1	0.1	0.3	0.2
Funded pension contributions	1.1	0.4	5.0	1.5
Tax refunds and tax payments from affiliates	—	—	(0.3)	(0.2)
Other	—	—	—	0.3
Operating-related cash flows	$0.5	$0.5	$6.1	$3.6

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1